Exhibit 99.1

VIEWRAY TECHNOLOGIES, INC.

VIEWRAY TECHNOLOGIES, INC.

Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,698	$11,129
Accounts receivable	—	904
Inventory	8,288	8,238
Deposits on purchased inventory	4,225	2,798
Deferred cost of revenue	8,540	4,712
Prepaid expenses and other current assets	1,012	626

Total current assets	39,763	28,407
Property and equipment, net	3,498	2,931
Restricted cash	553	1,053
Intangible assets, net	181	264
Deferred offering costs	532	1,419
Other assets	31	31

TOTAL ASSETS	$44,558	$34,105

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$240	$240
Accounts payable	4,195	6,134
Accrued liabilities	4,588	4,436
Customer deposits	8,140	6,100
Deferred revenue, current portion	9,830	7,361
Long-term debt, current portion	—	5,493

Total current liabilities	26,993	29,764
Long-term debt, net of current portion	27,386	9,149
Convertible preferred stock warrant liability	87	138
Other long-term liabilities	347	567

TOTAL LIABILITIES	54,813	39,618

Commitments and contingencies (Note 7)
Convertible preferred stock, par value $0.01 per share; 80,710,997 and 74,460,997 shares authorized at June 30, 2015 (unaudited) and December 31, 2014; 30,381,987 and 27,654,928 shares issued and outstanding at June 30, 2015 (unaudited) and December 31, 2014; aggregate liquidation preference of $162,682 and $146,732 at June 30, 2015 (unaudited) and December 31, 2014, actual	160,839	145,110
Stockholders’ deficit:
Common stock, par value of $0.01 per share; 90,000,000 and 88,000,000 shares authorized at June 30, 2015 (unaudited) and December 31, 2014; 920,851 and 907,037 shares issued and outstanding at June 30, 2015 (unaudited) and December 31, 2014	9	9
Additional paid-in capital	1,572	1,414
Accumulated deficit	(172,675)	(152,046)

TOTAL STOCKHOLDERS’ DEFICIT	(171,094)	(150,623)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$44,558	$34,105

The accompanying notes are an integral part of these financial statements.

VIEWRAY TECHNOLOGIES, INC.

Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Revenue:
Product	$99	$3,267
Service	363	70

Total revenue	462	3,337
Cost of revenue:
Product	545	5,105
Service	1,065	255

Total cost of revenue	1,610	5,360

Gross margin	(1,148)	(2,023)
Operating expenses:
Research and development	4,506	5,160
Selling and marketing	2,191	2,579
General and administrative	11,497	5,912

Total operating expenses	18,194	13,651

Loss from operations	(19,342)	(15,674)
Interest income	1	—
Interest expense	(1,323)	(980)
Other income (expense), net	35	43

Loss before provision for income taxes	$(20,629)	$(16,611)
Provision for income taxes	—	—

Net loss	$(20,629)	$(16,611)

Deemed capital contribution on repurchase of Series A preferred stock	$—	$9

Net loss attributable to common stockholders	$(20,629)	$(16,602)

Net loss per share attributable to common stockholders, basic and diluted	$(22.52)	$(18.85)

Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	916,017	880,708

The accompanying notes are an integral part of these financial statements.

VIEWRAY TECHNOLOGIES, INC.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2014	27,654,928	$145,110	907,037	$9	$1,414	$(152,046)	$(150,623)
Issuance of common stock from option exercises (unaudited)	—	—	13,814	—	10	—	10
Stock-based compensation (unaudited)	—	—	—	—	148	—	148
Issuance of Series C Preferred, net of issuance cost of $221,100 (unaudited)	2,727,059	15,729	—	—	—	—	—
Net loss (unaudited)	—	—	—	—	—	(20,629)	(20,629)

Balance at June 30, 2015 (unaudited)	30,381,987	$160,839	920,851	$9	$1,572	$(172,675)	$(171,094)

The accompanying notes are an integral part of these financial statements.

VIEWRAY TECHNOLOGIES, INC.

Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(20,629)	$(16,611)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	591	489
Stock-based compensation	148	204
Change in fair value of convertible preferred stock warrant liability	(51)	(55)
Inventory lower of cost and market adjustment	308	598
Write-off of deferred offering cost	2,920	—
Amortization of debt discount and interest accrual	123	94
Changes in operating assets and liabilities:
Accounts receivable	904	(3,210)
Inventory	(358)	(3,058)
Deposits on purchased inventory	(1,427)	(488)
Deferred costs	(3,828)	—
Prepaid expenses and other current assets	(386)	(76)
Accounts payable	(3,008)	2,339
Accrued expenses and other long-term liabilities	(102)	(654)
Customer deposits and deferred revenue	4,509	(43)

Net cash used in operating activities	(20,286)	(20,471)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,137)	(913)
Change in restricted cash balance	500	350

Net cash used in investing activities	(637)	(563)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible preferred stock, net	15,729	(37)
Proceeds from the exercise of stock options	10	11
Proceeds from draw down of long-term debt, net	27,381	—
Payments on long-term debt, net	(15,000)	—
Payments of costs related to the initial public offering	(628)	—

Net cash provided by (used in) financing activities	27,492	(26)

NET INCREASE (DECREASE) IN CASH	6,569	(21,060)
CASH—BEGINNING OF PERIOD	11,129	26,529

CASH—END OF PERIOD	$17,698	$5,469

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$963	$715

Cash paid for taxes	$—	$—

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchase of fixed assets in accounts payable	$—	$254

Deferred offering cost in accrued liabilities	532	$—

The accompanying notes are an integral part of these financial statements.

VIEWRAY TECHNOLOGIES, INC.

Notes to Financial Statements

(Unaudited)

1.	Background and Organization

On July 21, 2015, the Company has filed a change of name in its state of incorporation from ViewRay, Inc. to ViewRay Technologies, Inc.

ViewRay Technologies, Inc., or the Company, designs, manufactures and markets MRIdian, the first and only MRI-guided radiation therapy system to image and treat cancer patients simultaneously.

Since inception, the Company has devoted substantially all of its efforts towards research and development, initial selling and marketing activities, raising capital and preparing for the manufacturing and shipment of MRIdian systems. In May 2012, the Company was granted clearance from the U.S. Food and Drug Administration, or FDA, to sell MRIdian. In November 2013, the Company received its first clinical acceptance of a MRIdian at a customer site, and the first patient was treated with that system in January 2014. The Company received permission to affix the CE mark in November 2014.

2.	Summary of Significant Accounting Policies

The accompanying financial statements reflect the application of certain significant accounting policies, as described below and elsewhere in the accompanying notes to the financial statements.

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, or GAAP, and pursuant to the rules and regulation of the Securities and Exchanges Commission, or SEC. In the opinion of management, all adjustments, including normal recurring adjustments, considered necessary for a fair presentation of the Company’s unaudited financial statements have been included. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015 or any future period. These unaudited financial statements and notes thereto should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2014.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Such estimates include, but are not limited to, allocation of revenue to its multiple deliverable elements, inventory write-downs to reflect net realizable value, assumptions used in the valuation of stock-based awards, accrued losses from purchase commitments, and valuation allowances against deferred tax assets. Actual results could differ from those estimates.

Inventory

Inventory consists of purchased components for assembling MRIdian systems and other direct and indirect costs associated with MRIdian system installation. Inventory is stated at the lower of cost or market value. All inventories expected to be placed in service during the Company’s normal operating cycle for the delivery and assembly of MRIdian systems, including items expected to be on hand for more than one year, are classified as current assets.

Effective January 1, 2015, the Company made a voluntary change to its accounting policy for inventory cost basis. Under the previous accounting policy, the Company recorded inventory items on a first-in, first-out basis through specific identification. Purchased components were assigned to each MRIdian system at original cost. Under the new accounting policy, the Company records inventory at weighted average cost basis.

The Company believes that this change is preferable because it will be more efficient for the Company to keep track of its inventory cost. The first-in, first-out cost basis through specific identification accounting policy was manageable at the time since the Company had limited MRIdian system installations (one MRIdian system installation during the year ended December 31, 2013, and another two MRIdian system installation during the year ended December 31, 2014). However, due to the Company’s growing business and sales, the number of planned MRIdian system installation has been increasing. Purchased components are no longer assigned to specific MRIdian system installation. Along with the Company’s increased components purchasing activities, the new accounting policy will significantly reduce the Company’s burden and cost of inventory management.

In accordance with applicable accounting literature, a change in inventory cost basis is treated as a change in accounting principle and requires retrospective application. The accounting policy change has no cumulative effect on the Company’s annual statements of operations prior to January 1, 2015, and immaterial effect on the Company’s interim statements of operations for the year ended December 31, 2014. Therefore, no retrospective adjustment of the Company’s annual financial statements are required, and the Company’s statements of operations for the six months ended June 30, 2014 is not revised for the immaterial impact from the accounting policy change.

3.	Going Concern

The Company’s unaudited financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses. The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

4.	Balance Sheet Components

Property and Equipment

Property and equipment consisted of the following (in thousands):

	June 30, 2015	December 31, 2014
	(Unaudited)
Prototype	$6,451	$6,342
Machinery and equipment	4,996	4,214
Leasehold improvements	1,274	1,270
Furniture and fixtures	322	263
Software	768	647

Property and equipment, gross	13,811	12,736
Less: accumulated depreciation and amortization	(10,313)	(9,805)

Property and equipment, net	$3,498	$2,931

Depreciation and amortization expense related to property and equipment was $508 thousand and $405 thousand during the six months ended June 30, 2015 and 2014.

Intangible Assets

Intangible assets consisted of the following (in thousands):

	June 30, 2015	December 31, 2014
	(Unaudited)
Intangible assets—license cost	$500	$500
Accumulated amortization	(319)	(236)

Intangible assets, net	$181	$264

Intangible amortization expense was $83 thousand in both periods during the six months ended June 30, 2015 and 2014, which were recorded in general and administrative expenses in the statements of operations.

At June 30, 2015, the estimated future amortization expense of purchased intangible assets was as follows (in thousands):

Year Ending December 31,	Estimated Future Amortization Expense
The remainder of 2015	$83
2016	98

Total amortization expense	$181

Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	June 30, 2015	December 31, 2014
	(Unaudited)
Accrued payroll and related benefits	$1,337	$1,652
Accrued accounts payable	465	946
Sales tax and medical device excise tax payable	37	499
Accrued legal and accounting	744	901
Accrued interest	49	142
Accrued debt facility fee	1,509	—
Other	447	296

Total accrued liabilities	$4,588	$4,436

Deferred Revenue

Deferred revenue consisted of the following (in thousands):

	June 30, 2015	December 31, 2014
	(Unaudited)
Deferred revenue:
Product	$9,750	$6,919
Services	80	442

Total deferred revenue	9,830	7,361
Less: current portion of deferred revenue	(9,830)	(7,361)

Noncurrent portion of deferred revenue	$—	$—

5.	Fair Value of Financial Instruments

The Company’s financial instruments that are carried at fair value consist of Level 1 assets and Level 3 liabilities. Level 1 assets include highly liquid bank deposits and money market funds, which were not material at June 30, 2015 and December 31, 2014. Level 3 liabilities consist of the convertible preferred stock warrant liability. The convertible preferred stock warrant liability was valued using the Black-Scholes option-pricing model. Generally, increases (decreases) in the fair value of the underlying stock and estimated term would result in a directionally similar impact to the fair value of the warrant (see Note 9).

The convertible preferred stock warrant was issued in December 2013 and, was still outstanding at June 30, 2015 and December 31, 2014. The following table sets forth the fair value of the Company’s financial liabilities by level within the fair value hierarchy (in thousands):

	At June 30, 2015
	Level 1	Level 2	Level 3	Total
	(Unaudited)
Convertible preferred stock warrant liability	$—	$—	$87	$87

	At December 31, 2014
	Level 1	Level 2	Level 3	Total
	(Unaudited)
Convertible preferred stock warrant liability	$—	$—	$138	$138

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities (in thousands):

Six Months Ended June 30, 2015
(Unaudited)
Fair value, beginning of period	$138
Change in fair value of Level 3 financial liabilities	(51)

Fair value, end of period	$87

The gains and losses from re-measurement of Level 3 financial liabilities are recorded as part of other income (expense), net in the statements of operations.

6.	Term Loan

2015 Term Loan

On June 26, 2015, the Company entered into a Term Loan Agreement, or the Term Loan, with Capital Royalty Partners II L.P and Parallel Investment Opportunities Partners II L.P or together, CRG, for up to $50.0 million of which $30.0 million was made available to us upon closing with the remaining $20.0 million to be available on or before June 30, 2016 at our option upon achieving certain milestones. We drew down the first $30.0 million on the closing date. The Term Loan has a maturity date of June 26, 2020 and bears cash interest at a rate of 12.5% per annum to be paid quarterly during the first 3 years. After the first 3 years of interest only payment, we have the option to pay cash interest at a rate of 8% and deferred payment in-kind interest at 4.5% per annum. Principal payment and any deferred payment in-kind interest will be paid quarterly in equal installments following the third year through maturity date.

The Term Loan is subject to a prepayment penalty of 3% on the outstanding balance during the first 12 months following the funding of the Term Loan, 2% on the outstanding balance after year 1 but on or before year 2, 1% on the outstanding balance after year 2 but on or before year 3, and 0% on the outstanding loan if prepaid after year 3 thereafter until maturity. The Term Loan is also subject to a facility fee of 5% based on the sum of the Term Loan drawn and any outstanding payment in-kind payable on maturity date or the date such Term Loan becomes due for whatever reason. All direct financing costs were accounted for as a discount on the Term Loan and will be amortized to interest expense during the life of the Term Loan using the effective interest method. The Term Loan is subject to financial covenants and is collateralized by essentially all our assets and limits the Company’s ability with respect to additional indebtedness, investments or dividends, among other things, subject to customary exceptions.

On June 26, 2015, the Company paid off in full the $13.0 million outstanding term debt with Hercules and the related interest and other penalty fee using part of the proceeds received from the CRG Term Loan.

7.	Commitments and Contingencies

Operating Leases

The Company leases office space in Oakwood Village, Ohio and Mountain View, California under non-cancellable operating leases. At December 31, 2014, the future minimum payments for the operating leases are as follows (in thousands):

Year Ending December 31,	Future Minimum Payments
2015	$1,086
2016	1,113
2017	1,106
2018	963
2019 and thereafter	823

Total future minimum payments	$5,091

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

In the normal course of business, the Company may become involved in legal proceedings. The Company will accrue a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred. At June 30, 2015 and December 31, 2014, the Company was not involved in any material legal proceedings.

Purchase Commitments

At June 30, 2015, the Company had no outstanding firm purchase commitments.

8.	Convertible Preferred Stock

In January 2015, the Company issued an aggregate of 162,407 shares of Series C convertible preferred stock to a new investor at a price of $5.85 per share for a total gross consideration of $950 thousand.

In February 2015, the Company issued 2,564,652 shares of Series C convertible preferred stock to another investor at a price of $5.85 per share for total gross consideration of $15.0 million.

The rights, privileges and preferences of the issued Series C convertible preferred stock in January and February 2015 are the same as the Series C convertible preferred stock outstanding as of December 31, 2014.

Convertible preferred stock as of June 30, 2015 and December 31, 2014 consisted of the following (in thousands, except share data):

	June 30, 2015
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
		(Unaudited)
Series A	398,500	162,109	$3,004	$3,003
Series B	60,500,000	22,308,230	113,405	112,080
Series C	19,812,497	7,911,648	46,273	45,756

Total	80,710,997	30,381,987	$162,682	$160,839

	December 31, 2014
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
		(Unaudited)
Series A	398,500	162,109	$3,004	$3,003
Series B	60,500,000	22,308,230	113,405	112,080
Series C	13,562,497	5,184,589	30,323	30,027

Total	74,460,997	27,654,928	$146,732	$145,110

9.	Convertible Preferred Stock Warrant

The Company has an outstanding convertible preferred stock warrant related to a 2013 debt financing whereby the Company issued a warrant to purchase 128,231 shares of Series C convertible preferred stock. The convertible preferred stock warrant was recorded as a liability and is adjusted to fair value at each balance sheet date, with the change in fair value being recorded as a component of other income (expense), net in the statements of operations. Upon issuance, the fair value of the warrant was estimated to be $158 thousand. The Company recorded a gain of $51 thousand related to the change in fair value of preferred stock warrant liability as part of other income (expense), net in the accompanying statements of operations for the six months ended June 30, 2015. The change in fair value of the preferred stock warrant liability was immaterial during the six months ended June 30, 2014.

The key terms of the outstanding convertible preferred stock warrant and the convertible preferred stock warrant liability at June 30, 2015 and December 31, 2014 were as follows (in thousands):

	Issuance Date	Expiration Date	Exercise Price Per Share	Shares	Fair Value of Warrant
					June 30, 2015	December 31, 2014
					(Unaudited)
Series C Warrant	December 2013	The later of December 2023 or five years after an IPO	$2.40	128,231	$87	$138

The Company used the Black-Scholes option-pricing model to estimate the fair value of the convertible preferred stock warrant with the following assumptions:

	June 30, 2015	December 31, 2014
	(Unaudited)
Series C Warrant:
Expected term (in years)	5.04	5.3
Expected volatility	30.0%	30.0%
Risk-free interest rate	1.6%	1.7%
Expected dividend yield	0%	0%

10.	Stock-Based Compensation

A summary of the Company’s stock option activity and related information is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
					(In thousands)
Balance at December 31, 2014	295,101	4,248,519	$0.76	7.7	$8,343
Granted (unaudited)	(104,808)	104,808	2.72
Exercised (unaudited)	—	(13,814)	0.74
Cancelled (unaudited)	83,210	(83,210)	1.12

Balance at June 30, 2015 (unaudited)	273,503	4,256,303	$0.80	7.2	$17,888

Vested and exercisable at June 30, 2015 (unaudited)		2,695,883	$0.72	6.5	$11,540
Vested and expected to vest at June 30, 2015 (unaudited)		3,914,636	$0.78	7.2	$16,516

The weighted-average grant date fair value of options granted to employees during the six months ended June 30, 2015 and 2014 was $1.37 and $0.36 per share. There were 1,461,759 options granted during the six months ended June 30, 2014. The grant date fair value of options vested during the six months ended June 30, 2015 and 2014 was $61 thousand and $100 thousand.

Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options.

At June 30, 2015, total unrecognized compensation cost related to stock-based awards granted to employees, net of estimated forfeitures, was $639 thousand which is expected to be recognized over a weighted-average period of 2.6 years.

Determination of Fair Value

The determination of the fair value of stock options on the date of grant using an option-pricing model is affected by the estimated fair value of the Company’s common stock, as well as assumptions regarding a number of complex and subjective variables. The variables used to calculate the fair value of stock options using the Black-Scholes option-pricing model include actual and projected employee stock option exercise behaviors, expected price volatility of the Company’s common stock, the risk-free interest rate and expected dividends. Each of these inputs is subjective and generally requires significant judgment to determine.

Fair Value of Common Stock

The fair value of the common stock underlying the stock-based awards was determined by the Company’s board of directors, with input from management and third-party valuations.

Expected Term

The expected term represents the period that the Company’s option awards are expected to be outstanding. The Company considers several factors in estimating the expected term of options granted, including the expected lives used by a peer group of companies within the Company’s industry that the Company considers to be comparable to its business and the historical option exercise behavior of its employees, which the Company believes is representative of future behavior.

Expected Volatility

As the Company does not have a trading history for its common stock, the expected stock price volatility for the Company’s common stock was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of several public companies in the Company’s industry which were the same as the comparable companies used in the common stock valuation analysis. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of its own share price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Company, in which case, more suitable companies whose share prices are publicly available would be used in the calculation.

Risk-Free Interest Rate

The risk-free interest rate is based on the zero coupon U.S. Treasury notes, with maturities similar to the expected term of the options.

Expected Dividend Yield

The Company does not anticipate paying any dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero in the Black-Scholes option-valuation model.

In addition to the Black-Scholes assumptions discussed immediately above, the estimated forfeiture rate also has a significant impact on the related stock-based compensation. The forfeiture rate of stock options is estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

For the six months ended June 30, 2015, the weighted average fair value of employee stock options was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions. There were no option grants during the six months ended June 30, 2014.

June 30, 2015
(Unaudited)
Expected term (in years)	5.98
Expected volatility	52.3%
Risk-free interest rate	1.6%
Expected dividend yield	0%

Stock-Based Compensation Expense

Total stock-based compensation expense recognized in the Company’s statements of operations is classified as follows (in thousands):

	Six Months Ended June 30,
	2015	2014
	(Unaudited)
Research and development	$48	$56
Selling and marketing	10	8
General and administrative	90	140

Total stock-based compensation expense	$148	$204

During the six months ended June 30, 2015 and 2014, there were no stock-based compensation expenses capitalized as a component of inventory or recognized in cost of revenue. Stock-based compensation relating to stock-based awards granted to consultants was insignificant for the six months ended June 30, 2015 and 2014.

11.	Net Loss per Share

The following table sets forth the computation of the Company’s basic and diluted net loss per share for the periods presented (in thousands, except share and per share data):

	Six Months Ended June 30,
	2015	2014
	(Unaudited)
Net loss	$(20,629)	$(16,611)
Gain due to repurchase of Series A preferred stock	—	9

Net loss attributable to common stockholders	$(20,629)	$(16,602)

Weighted-average common shares used in computing net loss per share, basic and diluted	916,017	880,708

Net loss per share, basic and diluted	$(22.52)	$(18.85)

The following weighted-average common stock equivalents were excluded from the calculation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	Six Months Ended June 30,
	2015	2014
	(Unaudited)
Convertible preferred stock (if converted)	29,698,312	25,035,381
Options to purchase common stock	4,269,189	3,999,228
Convertible preferred stock warrant (if converted)	128,231	128,231

12.	Subsequent Events

On July 21, 2015, the Company has filed a change of name in its state of incorporation from ViewRay, Inc. to ViewRay Technologies, Inc.

On July 23, 2015, Vesuvius Acquisition Corp., a corporation formed in the State of Delaware on July 16, 2015, or the Acquisition Sub, merged with and into ViewRay Technologies, Inc., a corporation incorporated in 2004 in the state of Florida originally under the name of ViewRay Incorporated, subsequently reincorporated in Delaware in 2007, referred to as ViewRay. Pursuant to this transaction, or the Merger, ViewRay was the surviving corporation and became a wholly-owned subsidiary. All of the outstanding stock of ViewRay was converted into shares of the surviving corporation’s common stock.

In connection with the Merger and pursuant to the Split-Off Agreement, the former shell company transferred its pre-Merger assets and liabilities to the former shell company’s pre-Merger majority stockholder, in exchange for the surrender by her and cancellation of 4,150,171 shares of the surviving corporation.

As a result of the Merger and Split-Off, the former shell company discontinued its pre-Merger business and acquired the business of ViewRay and will continue the existing business operations of ViewRay as a publicly-traded company under the name ViewRay Technologies, Inc.

At July 23, 2015, the Company effected a 2.975-for-1 stock split of the Company’s then outstanding common stock and convertible preferred stock (collectively referred to as “Capital Stock”) and convertible preferred stock warrants, in which (i) each share of outstanding Capital Stock was increased into 2.975 shares of Capital Stock; (ii) the number of outstanding options to purchase each Capital Stock was proportionately increased on a 2.975-for-1 basis; (iii) number of shares reserved for future option grants under the 2008 Plan were proportionately increased on a 2.975-for-1 basis; (iv) the exercise price of each such outstanding option was proportionately decreased on a 2.975-for-1 basis; and (v) each share of outstanding convertible preferred stock warrant was increased into 2.975 shares of convertible preferred stock warrant. All of the share and per share amounts have been adjusted, on a retroactive basis, to reflect this 2.975-for-1 stock split.

The Company has evaluated subsequent events through August 13, 2015, the date on which these consolidated financial statements were issued. No significant subsequent events to this date would have had material impact on the Company’s consolidated financial statements as of and for the six months ended June 30, 2015.